Exhibit 3.6

CERTIFICATE OF DOMESTICATION
OF
DUDDELL STREET ACQUISITION CORP.

(Pursuant to Section 388 of the General
Corporation Law of the State of Delaware)

Duddell Street Acquisition Corp., a Cayman Islands exempted company limited by shares, which intends to domesticate as a Delaware corporation pursuant to this Certificate of Domestication (upon such domestication to be renamed “FiscalNote Holdings, Inc.”, and referred to herein after such time as the “Corporation”), does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:

1.	The Corporation was originally incorporated on August 28, 2020 under the laws of the Cayman Islands.

2.	The name of the Corporation immediately prior to the filing of this Certificate of Domestication is Duddell Street Acquisition Corp.

3.	Upon the effectiveness of this Certificate of Domestication, the certificate of incorporation of the Corporation shall be the certificate of incorporation attached as Exhibit A hereto (the “Certificate of Incorporation”). The name of the Corporation as set forth in the Certificate of Incorporation is FiscalNote Holdings, Inc.

4.	The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5.	The domestication and the Certificate of Incorporation have been approved in the manner provided for by the Amended and Restated Memorandum and Articles of Association of DSAC, effective as of October 28, 2020, which is the document governing the internal affairs of Duddell Street Acquisition Corp. and the conduct of its business.

6.	The domestication of the Corporation shall become effective at [● am/pm], eastern time, on the date of filing of this Certificate of Domestication with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Duddell Street Acquisition Corp. has caused this Certificate of Domestication to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of _________, 2022.

DUDDELL STREET ACQUISITION CORP.

By:
Name:
Title:

EXHIBIT A

Certificate of Incorporation